                                                      EXHIBIT 12



             ASSOCIATES CORPORATION OF NORTH AMERICA

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        -------------------------------------------------
                   (Dollar Amounts in Millions)

                                                  Six Months Ended
                                                      June 30
                                                1997            1996
                                                --------------------
 Fixed Charges <F1>

   Interest expense                           $1,207.7        $1,046.0

   Implicit interest in rent                       8.5             7.4
                                              --------        --------
     Total fixed charges                      $1,216.2        $1,053.4
                                              ========        ========
 Earnings <F2>

   Earnings before provision for income
    taxes                                     $  696.4        $  633.1

   Fixed charges                               1,216.2         1,053.4
                                              --------        --------
     Earnings, as defined                     $1,912.6        $1,686.5
                                              ========        ========

 Ratio of Earnings to Fixed Charges               1.57            1.60
                                                  ====            ====


 <F1> For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

 <F2> For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.

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